Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Riverview Financial Corporation

We consent to the incorporation by reference in the amended registration statement on Form S-3, filed March 22, 2019, of Riverview Financial Corporation of our reports dated March 14, 2019, with respect to the consolidated financial statements of Riverview Financial Corporation and the effectiveness of internal control over financial reporting, which reports appears in Riverview Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

May 13, 2019